Emerging Markets Income (series of Putnam Funds Trust) Period ending
11/30/15

1.	Management Contract with Putnam Investment Management, LLC dated
February 27, 2014; Schedule B amended as of October 1, 2015, for
Putnam Dynamic Asset Allocation Equity Fund, Putnam Dynamic Risk
Allocation Fund, Putnam Emerging Markets Income Fund, Putnam
Floating Rate Income Fund, Putnam Global Consumer Fund, Putnam
Global Energy Fund, Putnam Global Financials Fund, Putnam Global
Industrials Fund, Putnam Global Sector Fund, Putnam Global
Technology Fund, Putnam Global Telecommunications Fund, Putnam
Intermediate Term Municipal Income Fund, Putnam Low Volatility
Equity Fund, Putnam Money Market Liquidity Fund, Putnam Multi Cap
Core Fund, Putnam Retirement Income Fund Lifestyle 2, Putnam
Retirement Income Fund Lifestyle 3, Putnam Short Duration Income
Fund, Putnam Short Term Investment Fund and Putnam Short Term
Municipal Income Fund    Incorporated by reference to Post
Effective Amendment No.  218 to the Registrants Registration
Statement filed on September 28, 2015.

2.	Sub Management Contract between Putnam Investment Management, LLC and Putnam Investments Limited dated February 27, 2014; schedule
A amended as of November 30, 2015    Incorporated by reference to
Post Effective Amendment No. 222 to the Registrants Registration
Statement filed on November 25, 2015